                                                                    Exhibit 99.1


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                          Contact:
                          Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466



                             ADVANCED PHOTONIX, INC.
                    REPORTS FIRST QUARTER FISCAL 2007 RESULTS

ANN ARBOR, MI, AUGUST 14, 2006 --Advanced Photonix, Inc.(R) (AMEX:API) (the "Company") today reported its first quarter fiscal 2007 results. Revenues for the first quarter of fiscal year 2007 ended June 30, 2006 were $5.7 million, an increase of $600,000, or 12%, compared to revenues of $5.1 million for the quarter ended June 26, 2005. The Company reported a net loss of $1.2 million or ($.06) per share fully diluted for the quarter, as compared with a net loss of $134,000, or ($0.01) per share fully diluted, for the first quarter of 2006.

The pro forma net loss for the first quarter of 2006 was $(255,000), or $(0.01) per share fully diluted, compared to pro forma net income of $247,000 or $0.01 per share fully diluted, for the comparable period a year ago. Pro forma net income is considered non-GAAP financial information and a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the Reconciliation of Pro Forma Income to GAAP Income financial schedule, included on page four of this press release.

On an EBITDA basis (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported a net loss of $(88,000) for the first quarter of 2007. This compares to a net gain of $483,000 for the first quarter of 2006. A reconciliation of EBITDA to GAAP Income can also be found on page four of this press release.

Revenue from the industrial/NDT market represented 43% of sales in the first quarter ended June 30, 2007, followed by the military/aerospace market at 33%, the telecommunications market at 13%, and medical at 11%. Revenue in homeland security was minimal and represented less than 1% for the quarter. The company experienced strong first quarter revenue growth in its telecommunications and military/aerospace markets of $900,000, or 52%, compared to the first quarter of 2006. The industrial/NDT markets grew 12% for the quarter. Quarterly revenue growth in these three markets was partially offset by reductions in revenue of $500,000 coming primarily from the homeland security market. Revenue in the medical market was down slightly. The revenue reduction in the homeland security market was due primarily to delays in government terahertz development contracts from the Transportation Security Administration. The Company expects to continue to experience uneven quarterly revenue in the homeland security market due primarily to the unpredictable nature of the timing of government contracts. Overall revenue growth met the company's expectations for the first quarter and we expect continued strong revenue growth during the remainder of the fiscal year, lead by high growth in the telecommunications market.

Gross profit increased to $2.5 million for the quarter compared to $2.1 million for the quarter ending June 27, 2005, an increase of 19% on a revenue increase of 12%. Gross profit margins improved to 44% of revenue as compared to 42% for the first quarter of 2005. The improvement in the gross profit margin percentage is primarily attributable to product mix.

Research and development expenses increased by $517,000, or 114%, to $969,000 during the first quarter of 2006 compared to $452,000 for the first quarter of 2006. The increase in R & D expenses is primarily the result of the Company's investment in the high-speed optical receiver and terahertz product platforms. In line with our past guidance, we expect that future R&D expenses will be at the same level or greater during the current fiscal year, as we continue our investment in our high growth opportunities.

Sales, general and administrative expenses were $2,211,000, an increase of $542,000 compared to first quarter 2006. General and administrative expenses accounted for $327,000 of this increase and sales and marketing expenses


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

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                          Contact:
                          Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466


accounted for $215,000 of the increase.

General and administrative expenses increased 24% to approximately $1.68 million, as compared to $1.35 million in the first quarter of 2006. This increase was almost entirely the result a two non-cash expenses; intangible amortization expense related to the Picometrix acquisition of $171,000 and the company's adoption of 123R for the expensing of stock option grants of $117,000. Excluding these two items, G&A expenses increased $39,000 or approximately 3%. The Company expects G&A expenses to remain relatively stable except for expenses relating to the Sarbanes-Oxley Act section 404. Section 404, internal controls, requires the Company to be compliant by fiscal year ending March 2008, based on current market capitalization. External costs required to be in compliance will materially increase over the next two years.

Interest expense for the first quarter of 2007 was $477,000 compared to $171,000 in the first quarter of 2006, an increase of $306,000. The increase is primarily comprised of non-cash interest expense amortization of $217,000 related to convertible notes. The balance of the interest expense increase is primarily related to the $4 million convertible notes financing completed in March 2006, interest on a $600,000 Michigan Economic Development Corporation loan and interest expense due to increases in the prime lending rate. Accounting policy requires that a discount for the implied value of the warrants and stock related to the convertible notes be recorded and amortized to interest expense. As of June 30, 2006 the outstanding note discount is $1,556,000, which will be amortized to interest expense through Oct 2007 or as the notes are converted to equity, whichever occurs sooner. As a result of this accounting treatment, we anticipate interest expense will increase over the next several quarters.

Net loss for the quarter was $1,156,000, as compared to a net loss of $134,000 in the first quarter of 2006. The increase of approximately $1 million in losses is primarily comprised of non-cash expenses totaling $505,000, extraordinary expenses due to wafer fabrication consolidation of $33,000 and increased R&D expense of $517,000. As previously discussed, the non-cash operating expense increase of $505,000 was comprised of stock option grant expenses of $117,000, convertible notes interest expense amortization of $217,000, and intangible amortization expenses of $ 171,000.

The company had cash and cash equivalents of $5.9 million at June 30th, 2006. During the quarter the company reduced its notes payable related to the acquisition of Picometrix by $725,000.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "We are pleased with the results of the first quarter, meeting our budgeted growth targets in revenue and gross margin. Our high-speed optical receiver product platform
(HSOR) has just begun to ramp-up in response to the rapidly growing demand in the telecommunications market. Our Optosolutions product platform provided a strong foundation in revenue that offset the decline in our Homeland security revenues. While we are disappointed in the speed at which the Transportation Security Administration (TSA) is developing and deploying the next generation technologies for Homeland security, we are actively engaged in non-destructive testing application development in other markets and development of next generation terahertz systems. These next generation systems will provide the foundation for further expansion in homeland security, aerospace, military and industrial quality control markets, and pay dividends in the coming years. We continue to hold to our previously announced revenue guidance of $27 million to $28 million, or approximately 15% to 20% revenue growth, for fiscal 2007."

The Company will hold a conference call to discuss the results for the first quarter ended June 30, 2006 on Monday, August 14, 2006, at 5:00 PM EST. Participants can dial into the conference call at 866-700-0133 (617-213-8831 for international) using the pass code 20529951. The call will be webcast live by CCBN and can be accessed at Advanced Photonix's web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay



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

[API LOGO]

                          Contact:
                          Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466


of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using pass code 73278168.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.


                                                 ADVANCE PHOTONIX, INC.
                                                 FINANCIAL HIGHLIGHTS

                                                      QUARTER ENDED
                                             --------------------------------
                                             JUNE 30, 2006      JUNE 26, 2005
Net Sales                                    $ 5,668,000       $  5,077,000

Gross profit                                   2,477,000          2,148,000
 Percent to Net sales                               43.7%              42.3%

Net Income (loss)                            $(1,156,000)      $   (134,000)

Net earnings per share                       $     (0.06)      $      (0.01)
Diluted earnings per share                   $     (0.06)      $      (0.01)

Weighted Number of shares outstanding         18,980,488         15,133,000
Fully diluted number of shares outstanding    22,190,000         18,845,000

NON-GAAP FINANCIAL MEASURES

The Company provides pro forma Net Income and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. pro forma Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of pro forma Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.


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
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                          Contact:
                          Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466


                     RECONCILIATION OF EBITDA TO GAAP INCOME



                                                          QUARTER ENDED
                                             ----------------------------------
                                              JUNE 30, 2006      JUNE 26, 2005


Net Income (Loss)                            $  (1,156,000)      $  (134,000)

Add Back:
 Net Interest expenses (income)                    203,000           162,000
 Interest Expense - Warrants (Fair Value)          217,000              -
 Depreciation Expense                              234,000           158,000
 Amortization - Intangibles/patents                381,000           234,000
 Amortization - prepaid finance expense             33,000            63,000
                                             -------------       -----------
    Subtotal - Add backs                         1,068,000           617,000
                                             -------------       -----------
                  EBITDA                     $     (88,000)      $   483,000
                                             -------------       -----------


                RECONCILIATION OF PROFORMA INCOME TO GAAP INCOME


                                                           QUARTER ENDED
                                                   -----------------------------
                                                    JUNE 30, 2006  JUNE 26, 2005
Net Income (Loss)                                  $ (1,156,000)  $   (134,000)

Add Back:
 Interest Expense - Convertible notes                   120,000         84,000
 Interest Expense - Warrants (Fair Value)               217,000           -
 Amortization - prepaid finance expense                  33,000         63,000
 Amortization - intangibles/patents                     381,000        234,000
 Stock Option Compensation Expense                      117,000           -
 Other Expense - Wafer Fabrication                       33,000           -
                                                   ------------   ------------
    Subtotal - Add backs                                901,000        381,000
                                                   ------------   ------------
         PRO FORMA NET INCOME                      $   (255,000)  $    247,000
                                                   ============   ============

Net earnings per share                             $      (0.01)  $       0.02
Diluted earnings per share                         $      (0.01)  $       0.01

Weighted Number of shares outstanding                18,980,488     15,133,000
Fully diluted number of shares outstanding           22,190,000     18,845,000


ADVANCED PHOTONIX, INC.(R) (AMEX -- API) IS A LEADING VERTICALLY INTEGRATED OPTOELECTRONIC SEMICONDUCTOR MANUFACTURER OF OPTOELECTRONIC SOLUTIONS, HIGH-SPEED OPTICAL RECEIVERS AND TERAHERTZ INSTRUMENTATION TO A GLOBAL OEM CUSTOMER BASE. PRODUCTS INCLUDE PATENTED SILICON (SI), INDIUM PHOSPHIDE (INP) AND GALLIUM ARSINIDE (GAAS) BASED APD, PIN, AND FILTRODE(R) PHOTODETECTORS; HIGH-SPEED OPTICAL RECEIVERS; AND THE T-RAY(TM) 2000 AND QA1000 THZ PRODUCT PLATFORMS. MORE INFORMATION ON ADVANCED PHOTONIX CAN BE FOUND AT HTTP://WWW.ADVANCEDPHOTONIX.COM.






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